                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                       FBR Asset Investment Corporation
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               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (4) Date Filed:

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Notes:

                        FBR ASSET INVESTMENT CORPORATION
                                 Potomac Tower
                          1001 Nineteenth Street North
                           Arlington, Virginia 22209

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                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

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To the Shareholders of FBR Asset Investment Corporation:

      NOTICE IS HEREBY GIVEN THAT the 2000 annual meeting of shareholders (the "Annual Meeting") of FBR Asset Investment Corporation (the "Company") will be held at the Key Bridge Marriott Hotel, 1401 Lee Highway, Arlington, Virginia, on Thursday, June 15, 2000, at 10:00 a.m., for the following purposes:

    1. To elect five directors to serve on the Board of Directors for a one-year term and until their successors have been duly elected and qualified;

    2. To ratify the appointment of Arthur Andersen LLP as independent auditors for the fiscal year ended December 31, 2000; and

    3. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

      Only shareholders of the Company of record as of the close of business on April 20, 2000 will be entitled to notice of and to vote at the Annual Meeting and any adjournments thereof.

      Further information regarding the Annual Meeting, the nominees for election to the Board of Directors and the independent auditors is contained in the enclosed Proxy Statement.

                                        By Order of the Board of Directors
                                        /s/ Mary A. Sheehan
                                        Mary A. Sheehan
                                        Corporate Secretary
Arlington, Virginia
April 28, 2000

       Your vote is very important. As soon as possible, please sign, date and return the enclosed proxy card in the accompanying, postage pre-paid envelope. Shareholders attending the meeting may vote in person even if they have returned a proxy card.

                        FBR Asset Investment Corporation
                                 Potomac Tower
                          1001 Nineteenth Street North
                           Arlington, Virginia 22209

                                 April 28, 2000

Dear Shareholder:

      On behalf of the Board of Directors, I cordially invite you to attend the Annual Meeting of Shareholders of FBR Asset Investment Corporation, which will be held at the Key Bridge Marriott Hotel, 1401 Lee Highway, Arlington, Virginia, on Thursday, June 15, 2000, at 10:00 a.m. The matters to be considered by shareholders at the Annual Meeting are described in detail in the accompanying materials.

      It is very important that you be represented at the Annual Meeting regardless of the number of shares you own or whether you are able to attend the Annual Meeting in person. Let me urge you to mark, sign and date your proxy card today and return it in the envelope provided, even if you plan to attend the Annual Meeting. This will not prevent you from voting in person, but will ensure that your vote is counted if for whatever reason you are unable to attend.

      Your continued support of, and interest in, FBR Asset Investment Corporation are sincerely appreciated.

                                        Sincerely,
                                        /s/ Eric F. Billings
                                        Eric F. Billings
                                        Chairman

                        FBR ASSET INVESTMENT CORPORATION

--------------------------------------------------------------------------------

                                PROXY STATEMENT

--------------------------------------------------------------------------------

                              GENERAL INFORMATION

This Proxy Statement and the accompanying form of proxy and Notice of Annual Meeting are provided in connection with the solicitation of proxies by the Board of Directors of FBR Asset Investment Corporation, a Virginia corporation (the "Company"), for use at the annual meeting of shareholders (the "Annual Meeting") to be held at the Key Bridge Marriott Hotel, 1401 Lee Highway, Arlington, Virginia, on Thursday, June 15, 2000, at 10:00 a.m. and any adjournments thereof. The mailing address of the principal executive offices of the Company is Potomac Tower, 1001 Nineteenth Street North, Arlington, Virginia 22209. This Proxy Statement and the enclosed form of proxy and Notice of Annual Meeting are first being mailed to the shareholders of the Company on or about April 28, 2000.

Questions & Answers about the Meeting

Notice & Voting

Question:   Who is entitled to vote?

Answer: Each outstanding share of the Company's common stock entitles its holder to one vote. Only shareholders of record at the close of business on April 20, 2000, will be entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof.

Question:   How do I vote?

Answer: If you complete and properly sign the accompanying proxy card, it will be voted as you specify. If you are the shareholder of record and do not specify, it will be voted for the election of the nominees named in this Proxy Statement as directors and for the ratification of the appointment of Arthur Andersen LLP as independent auditors for the fiscal year ended December 31, 2000.

Question:   Can I revoke my proxy and change my vote?

Answer: You may revoke the proxy either by delivering written notice of such revocation to the Secretary of the Company before the Annual Meeting, by submitting a properly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

Question:   If my shares are held in "street name" by my broker, will my broker vote my shares for me?

Answer: If you hold your shares of Company common stock in "street name" (that is, through a broker or intermediary), you may vote and revoke a previous vote only by following the procedures established by the record holder or its agent.

Question:   What vote is needed to approve each item?

Answer: With regard to the election of directors, shareholders may vote in favor of some or all of the nominees or withhold their vote as to some or all of the nominees. If a quorum is present, then the nominees receiving a plurality of the votes cast at the Annual Meeting will be elected directors. With regard to the proposal to ratify the appointment of the auditors, shareholders may vote in favor of the proposal, against the proposal or abstain from voting. Ratification of the appointment of the auditors requires the affirmative vote of a majority of the votes cast on such matter.

Question:   What is the effect of an abstention?

Answer: You may not abstain from electing a nominee as a director. With respect to each nominee, you must vote for the election of the nominee or withhold your vote. Abstentions from the proposal to ratify the appointment of the auditors will not be counted "for" or "against" the proposal, but will be counted for the purpose of determining the existence of a quorum.

Question:   What if I hold my shares in "street name" and do not specify how my shares should be voted?

Answer: Brokers holding shares for beneficial owners must vote those shares according to the specific instructions they receive from the owners, unless the brokers have been given discretionary voting power by the beneficial owners. However, brokers or nominees holding shares for a beneficial owner may not have discretionary voting power and may not have received voting instructions from the beneficial owner of the shares. In such cases, the broker may not vote on these proposals. This results in what is known as a "broker non-vote." A "broker non-vote" has the effect of a negative vote when a majority of the shares outstanding and entitled to vote is required for approval of a proposal, and "broker non-votes" will not be counted as votes cast but will be counted for the purpose of determining the existence of a quorum. As a result, broker non-votes will have no effect on the proposal to ratify the appointment of the auditors, since ratification of the appointment of auditors requires the affirmative vote of a majority of the votes cast. Because the election of directors is a routine matter for which specific instructions from beneficial owners will not be required, no "broker non-votes" will arise in the context of the proposal relating to the election of directors. Votes "withheld" from a director-nominee also have the effect of a negative vote since a plurality of the shares cast at the annual meeting is required for the election of each director.

Question:   What constitutes a quorum?

Answer: A majority of the votes entitled to be cast, represented in person or by proxy, will constitute a quorum for the transaction of business. At the close of business on April 20, 2000, the Company had outstanding 4,782,027 shares of common stock.

Question:   What are the Board's recommendations?

Answer: The Board of Directors recommends a vote FOR each of the nominees for director and FOR the proposal to ratify the appointment of the Company's auditors.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Company's Articles of Incorporation provide for a Board of Directors consisting of not less than one nor more than nine members, unless otherwise determined by the affirmative vote of at least 80% of the Board of Directors. Directors are elected by the shareholders of the Company at each Annual Meeting. The Board of Directors has set at five the number of directors constituting the current Board of Directors to be elected at the Annual Meeting.

All five of the current directors of the Company, Eric F. Billings, Emanuel J. Friedman, Stephen D. Harlan, Russell C. Lindner and William R. Swanson, have been nominated for reelection to serve as directors for a one-year term expiring at the Company's annual meeting in 2001 or until their successors are elected or appointed. Biographical information about each nominee is set forth below.

If any nominee becomes unavailable or unwilling to serve the Company as a director for any reason, the persons named as proxies in the form of proxy are expected to consult with management of the Company in voting the shares represented by them. The Board of Directors has no reason to doubt the availability of any nominee, and each has indicated his willingness to serve as a director of the Company if elected by the shareholders at the Annual Meeting.

                       NOMINEES FOR ELECTION AS DIRECTOR

ERIC F. BILLINGS, age 47, has served as a director of the Company since its founding in 1997. Mr. Billings served as Vice Chairman, President and Chief Operating Officer of the Company from its founding in 1997 until April 2000. Since April 2000 he has served as Chairman and Chief Executive Officer. He served as the Vice Chairman and Chief Operating Officer of Friedman, Billings, Ramsey Group, Inc. (together with its predecessors, "FBR Group") from FBR Group's founding in 1989 until 1999, and has served as Vice Chairman and Co-Chief Executive Officer of FBR Group since 1999. Mr. Billings is involved in FBR Group's investment banking, research, brokerage, and asset management activities. He currently also serves as the Vice Chairman and Co-Chief Executive Officer of Friedman, Billings, Ramsey Investment Management, Inc. ("FBRIM"), the manager of the Company's assets. He also manages private investment funds sponsored by FBRIM. Mr. Billings entered the securities industry in 1982 when he joined Legg Mason Wood Walker & Co., Inc., and from 1984 until 1989 he was Senior Vice President in the institutional sales group at Johnston, Lemon & Co., Incorporated, a Washington, DC brokerage firm.

EMANUAL J. FRIEDMAN, age 54, has served as director of the Company since its founding in 1997 and served as Chairman from 1997 until April 2000. He served as Chairman and Chief Executive Officer of FBR Group from its founding in 1989 until 1999, and has served as the Chairman and Co-Chief Executive Officer of FBR Group since 1999. Mr. Friedman is involved in FBR Group's investment banking, research, brokerage, and asset management activities. He currently serves as the Chairman and Co-Chief Executive Officer of FBRIM, the manager of the Company's assets. He also manages private investment funds sponsored by FBRIM. Mr. Friedman founded the Friedman, Billings, Ramsey Foundation, a charitable foundation, in 1993 and currently serves as one of its directors. Mr. Friedman entered the securities industry in 1973 when he joined Legg Mason Wood Walker & Co., Inc., and from

1985 until 1989 he was Senior Vice President in the institutional sales group at Johnston, Lemon & Co., Incorporated, a Washington, DC brokerage firm.

STEPHEN D. HARLAN, age 66, has served as a director of the Company since its founding in 1997. He is the Chairman of H.G. Smithy Company, a specialized real estate firm that provides mortgage banking, finance, investment advisory and property management services to commercial real estate investors. Before joining H.G. Smithy in 1993, Mr. Harlan was Vice Chairman of KPMG Peat Marwick, where he also served on KPMG's International Council, Board of Directors, and Management Committee. In June 1995, President Clinton appointed Mr. Harlan to the District of Columbia Financial Responsibility and Management Assistance Authority, where he served as Vice Chairman until September 1998. Mr. Harlan chairs the Finance Committee and is a member of the Board of Directors of MedStar Health, Inc. He also serves on the Board of Directors of the Mary and Daniel Loughran Foundation, Inc., is a member of the Senior Council of the Greater Washington Board of Trade, is a Trustee and member of the Executive Committee of the Carnegie Endowment for International Peace, and is the Chairman of the Board of the Counsel for Court Excellence.

RUSSELL C. LINDNER, age 45, has served as a director of the Company since 1999. He is currently the Chairman of the Forge Company, the parent company of Colonial Parking, Inc., and Bear Saint Properties, Inc., a real estate investment advisory firm. He has served as Chairman of the Forge Company since January 1994. Mr. Lindner is a former or current board member of Riggs Bank (Board of Consultants), The National Conference of Christians and Jews (DC), Jubilee Housing, GW Law Alumni Association, The Salvation Army (DC), The Federal City Council, the National Rehabilitation Hospital and the Washington International School. Mr. Lindner recently also served a three-year term as Chairman of the Board of The Landon School.

WILLIAM R. SWANSON, age 52, has served as a director of the Company since 1999. Mr. Swanson served as Chief Operating Officer of the Company from its founding in 1997 until November 1998 and as Executive Vice President and Chief Operating Officer from November 1998 until April 2000. Since April 2000 he has served as President and Chief Operating Officer. He has served as the Managing Director of Friedman, Billings and Ramsey & Co., Inc.'s real estate investment banking group since 1994. Before that, Mr. Swanson served as President of H.G. Smithy Company, Inc., a specialized real estate firm that provides mortgage banking, finance, investment advisory, and property management services to commercial real estate investors. Before working at H.G. Smithy, Mr. Swanson served as a Managing Director at LaSalle Partners, Ltd. While with LaSalle Partners, Mr. Swanson managed and directed the firm's acquisition and development activities for the southeastern region of the United States. Mr. Swanson, a Certified Public Accountant, is also a director of Capital Automotive REIT, one of the companies in which the Company has invested.

Board Recommendation

The Board of Directors recommends a vote For each of the nominees for director.

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT AUDITORS

Arthur Andersen LLP served as independent auditors for the Company for the year ended December 31, 1999. The Audit Committee of the Board of Directors has appointed Arthur Andersen LLP, independent public accountants, to audit the consolidated financial statements of the Company for the fiscal year ending December 31, 2000, and recommends that the stockholders vote in favor of ratification of such appointment. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection.

A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he desires to do so, and is expected to be available to respond to appropriate questions.

Board Recommendation

The Board of Directors recommends a vote For ratification of Arthur Andersen LLP as the Company's independent auditors.

OWNERSHIP OF THE COMPANY'S COMMON STOCK

   The following table, based on information available to the Company including shareholder filings with the Securities and Exchange Commission under Section 13 of the Securities Exchange Act of 1934, sets forth information concerning beneficial owners of more than 5 percent of the Company's outstanding common stock as of December 31, 1999:

                                                  Number of
                                                    Shares
     Name and Address of                         Beneficially
     Beneficial Owner                               Owned         Percent
     -------------------                         ------------     -------
     Friedman Billings, Ramsey Group, Inc.(/1/)
     1001 Nineteenth Street North
     Arlington, VA 22209                          2,159,891(/2/)  32.62%(/2/)

     Boston Partners Asset Management
     One Financial Center
     43rd Floor
     Boston, MA 02111                               486,200        8.37%

     Angelo Gordon
     245 Park Avenue, 26th Floor
     New York, NY 10167                             500,000        8.61%

     Loews Corp.
     667 Madison Avenue
     New York, NY 10021                             483,100        8.32%

--------
(/1/) Held through wholly-owned subsidiaries.
(/2/) Includes shares as to which currently exercisable options are held.

How Much Stock Do the Company's Directors and Officers Own?

The following table sets forth the beneficial ownership of the Company's common stock, as of March 31, 2000, by (i) each director and director nominee of the Company, (ii) each executive officer of the Company and (iii) all directors and executive officers as a group. Unless otherwise indicated, shares of common stock are owned directly and the indicated person has sole voting and investment power.

                                  Amount and Nature of
                Name              Beneficial Ownership     Percent of Class
                ----              --------------------     ----------------
     Eric F. Billings                   104,700(/1/)(/2/)        2.18%
     Emanuel J. Friedman                      0(/2/)                0%
     Stephen D. Harlan                   16,000(/3/)            (/4/)
     Kurt R. Harrington                     750                 (/4/)
     Russell C. Lindner                  15,000(/3/)            (/4/)
     William R. Swanson                 160,000(/3/)             3.27%(/3/)
     All directors and executive
      officers as a group (6
      persons)                          296,450                  6.02%(/3/)

--------
(/1/) Includes 92,800 shares by FBR Weston, LP, as to which Mr. Billings may be deemed to have shared voting and dispositive power. Mr. Billings disclaims beneficial ownership of all shares held by Weston in excess of his pecuniary interest.

(/2/) Does not include shares identified above for FBR Group, of which Messrs.
      Billings and Friedman and W. Russell Ramsey are principal shareholders. (/3/) Includes shares as to which currently exercisable options are held. (/4/) Less than 1%.

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16 of the Securities and Exchange Act of 1934, the Company's directors and executive officers, and any persons beneficially owning more than ten percent of a registered class of the Company's equity securities, are required to report their ownership of the common stock and any changes in that ownership to the SEC. These persons are also required to furnish the Company with copies of these reports. Specific due dates for these reports have been established, and the Company is required to report in the Proxy Statement any failure to timely file such reports by those due dates during the 1999 fiscal year.

Based solely upon its review of the reports furnished to the Company or written representations from the Company's directors and executive officers that such reports were not required from those persons, the Company believes that all of these filing requirements were satisfied by the Company's directors and executive officers during 1999, except that initial statements of beneficial ownership of securities on Form 3 required to be filed by the Company's directors and executive officers were not filed timely.

MANAGEMENT OF THE COMPANY

Who Are the Officers of the Company?

The executive officers of the Company, their ages and their positions are as follows:

                 Name                  Age            Position(s) Held
                 ----                  ---            ----------------
Eric F. Billings......................  47 Chairman and Chief Executive Officer

William R. Swanson....................  52 President and Chief Operating Officer

Kurt R. Harrington....................  47 Chief Financial Officer and Treasurer

The executive officers serve at the discretion of the Board of Directors. Biographical information for the last five years about Eric F. Billings and William R. Swanson is provided above. Biographical information for the last five years about Kurt R. Harrington is set forth below.

Kurt R. Harrington has served as Chief Financial Officer and Treasurer of the Company since September 1999. He joined FBR Group in March 1997 as Vice President, Finance/Treasurer, and has served as Chief Financial Officer of FBR Group since January 2000. From September 1996 to March 1997, Mr. Harrington was a consultant to the venture capital industry. For the five years before then, Mr. Harrington was Chief Financial Officer of Jupiter National, Inc., a publicly-traded venture capital company, and in that capacity, served as a director of a number of companies, including Viasoft, Inc., a publicly-held software company from January 1994 to October 1995. Mr. Harrington is a Certified Public Accountant.

How Often Did the Board Meet in 1999?

The Board of Directors held six meetings during 1999. All directors attended at least 75% of the Board meetings and meetings of committees of the Board on which they served, except for Mr. Friedman.

What Committees has the Board Established?

The Company presently has an Audit Committee, Contracts Committee, Executive Committee and a Nominating Committee of its Board of Directors. The Board may, from time to time, form other committees as circumstances warrant. Such committees have authority and responsibility as delegated by the Board of Directors.

Audit Committee. The Audit Committee consists of the Company's independent directors, Messrs. Harlan and Lindner. Mr. Harlan serves as Chairman. The Audit Committee assists the Board in providing oversight relating to corporate integrity and management of financial risk, adequacy of internal controls, and adherence to relevant accounting standards and financial reporting requirements. The Audit Committee helps assure the objectivity and independence of the Company's independent auditors and monitors and reviews the services and fees of such independent auditors. The Audit Committee held one meeting during 1999.

Contracts Committee. The Contracts Committee consists solely of the Company's independent directors, Messrs. Harlan and Lindner. Mr. Lindner serves as Chairman. The Contracts Committee assists the Board of Directors in reviewing any contract that the Company may propose to enter into with FBRIM or its affiliates, including without limitation, the Management Agreement between the Company and FBRIM, and monitors on an ongoing basis the performance of FBRIM or any of its affiliates pursuant to any such contract. During 1999, reviews of proposed transactions in which FBRIM or its affiliates had an interest were handled in the course of regular Board meetings in which the members of the Contracts Committee participated. In addition, the Contracts Committee held two separate meetings during 1999.

Executive Committee. The Executive Committee consists of Messrs. Billings, Friedman and Swanson. Mr. Billings serves as the Chairman. When the Board of Directors is not in session, the Executive Committee exercises all of the Board of Director's authority, provided, however, that unless otherwise authorized by the Company's Bylaws, the Executive Committee does not have the authority to elect directors, declare dividends or distributions on stock, recommend to shareholders any action that requires shareholder approval, amend or repeal the Company's Bylaws, approve any merger or share exchange that does not require shareholder approval, authorize the issuance of stock, or approve transactions that require the approval of the independent directors. The Executive Committee held no meetings during 1999.

Nominating Committee. The Nominating Committee consists solely of the Company's independent directors, Messrs. Harlan and Lindner. Mr. Lindner serves as Chairman. The Nominating Committee assists the Board of Directors in establishing processes for director nominations, including the criteria for selecting nominees, and identifies and recommends nominees for election to the Board of Directors. During 1999, nomination matters were handled in the course of regular Board meetings in which the members of the Nominating Committee participated. Accordingly, the Nominating Committee held no separate meetings during 1999.

Compensation of Directors

The Company pays its independent directors an annual fee of $20,000, plus a fee of $1,000 for each additional meeting of the Board of Directors attended in person after the first four meetings. In addition, an annual fee of $2,000 is paid to the Chair of any committee of the Board. Directors who are directors, officers or employees of FBRIM or any of its affiliates do not receive separate compensation from the Company. The Company reimburses all directors, including affiliated directors, for the costs and expenses of attending all Board of Directors and committee meetings.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Because of its extensive involvement in real estate securities, FBR Group may have material direct and indirect interests in, or relationships with, companies in which the Company also has an interest. FBR Group's interests may conflict with the Company's interests. For example, the Company may purchase equity securities of a company whose securities have been or will be underwritten by Friedman, Billings, Ramsey & Co., Inc. or of a company about which Friedman, Billings, Ramsey & Co., Inc. provides ongoing research, in whose securities Friedman, Billings, Ramsey & Co., Inc. makes a market or to which Friedman, Billings, Ramsey & Co., Inc. provides financial advisory services. Any investment in one of these companies by the Company creates a conflict because it may indirectly benefit FBR Group and its directors, officers, and owners.

Since 1994, FBR Group, through Friedman, Billings, Ramsey & Co., Inc., has provided underwriting and other investment banking services to Prime Group Inc. and its affiliates. Since January 1, 1997, Friedman, Billings, Ramsey & Co., Inc. has acted as lead underwriter or co-manager, or provided advisory services to affiliates of Prime Group Inc., in connection with $710.5 million of capital raising and $973.1 million of merger transactions.

  . From September 7 to October 18, 1998, the Company acquired 123,500 common shares of Prime Retail, Inc., an affiliate of Prime Group Inc., in open-market transactions at an average price per share of $9.73. The closing price of shares of Prime Retail on April 24, 2000, was $1.69 per share. On April 21, 1999, the Company acquired 78,400 shares of Prime Retail's Series A 10.5% preferred stock in open-market transactions at $18.55 per share. The closing price of those shares on April 24, 2000, was $9.75 per share. On September 29, 1999, the Company also loaned Prime Retail $20 million. The note bears interest at a rate of 15% per annum and is due on June 10, 2000, with an option for a six month extension subject to certain conditions.

  . On December 23, 1997, the Company entered into an interim financing and security agreement with Prime Capital Holding, LLC, an affiliate of Prime Group Inc., for up to $20 million. This loan was paid in full on November 16, 1999. On September 29, 1999, the Company made an additional $7.0 million loan to Prime Capital to enable Prime Capital to finance its remaining mortgage loans pending liquidation. This loan bore interest at an annual rate of 12% until November 29, 1999, at which time the interest rate increased to 17%. The maturity date for the loan was originally January 29, 2000, but the Company subsequently extended the maturity date to March 31, 2000. The maturity date was again extended and the interest rate increased to 20% to enable Prime Capital to liquidate its remaining two mortgage loans. The current balance of the loan is approximately $4.6 million. The Company may permit Prime Capital to retain approximately $1.8 million of proceeds from the sale of one of its two mortgage loans, provided Prime Group, Inc. arranges for the Company to be granted a second mortgage on a parking garage located in Chicago, Illinois, which garage is owned by an affiliate of Prime Group, Inc.

  . Friedman, Billings, Ramsey & Co., Inc. was the co-managing underwriter in November 1997 of an initial public offering by Prime Group Realty Trust, another affiliate of Prime Group Inc., of 12,380,000 common shares at a public offering price of $20.00 per share. Friedman, Billings, Ramsey & Co., Inc. was the co-managing underwriter in May 1998 of an offering by Prime Group Realty of 4,000,000 preferred shares at an offering price of $25.00 per share. On February 5, 1999, the Company loaned Prime Group Realty $7 million. The loan was secured by real property and was due and payable on August 5, 1999. The loan bore interest at a rate of 15% per annum and was repaid on July 14, 1999.


The Company has made the following additional investments in companies with which FBR Group or one or more of its affiliates has a relationship:

  . Friedman, Billings, Ramsey & Co., Inc. was the lead underwriter in October 1997 of an initial public offering by Imperial Credit Commercial Mortgage Investment Corporation of 30 million shares of common stock at a public offering price of $15 per share. The underwriting discount was 7%. Beginning in December 1997, the Company purchased in open-market transactions 900,000 shares of Imperial Credit common stock at an average price per share of $14.50. As of September 16, 1999, shares of Imperial Credit were selling for $10.63 per share. On June 30, 1999, the Company purchased 400,000 shares of Series B 14.5% cumulative preferred stock of Imperial Credit Industries, Inc., an affiliate of Imperial Credit, in a privately negotiated transaction for $25 per share. On July 22, 1999, Imperial Credit Industries, Inc. and Imperial Credit Commercial Mortgage Investment Corporation entered into a merger agreement under which Imperial Credit Industries would acquire all of the outstanding capital stock of Imperial Credit Commercial Mortgage for a cash purchase price of $11.50 per share, subject to increase under certain circumstances. On March 31, 2000, in connection with the completion of the merger of Imperial Credit Commercial Mortgage with Imperial Credit Industries, the Company received a cash payment of $10,417,792, or $11.57 per share, for its investment in Imperial Credit Commercial Mortgage Investment Corporation.

  . In connection with the organization of Building One Services Corporation, the Company acquired 500,000 shares of Building One for $10,000,000, or $20 per share. At the time of the acquisition, the Company was a wholly-owned subsidiary of FBR Group. Friedman, Billings, Ramsey & Co., Inc. was the lead underwriter of a $480 million initial public offering by Building One that closed in December 1997. The public offering price was $20 per share and the underwriting discount was 7%.
     W. Russell Ramsey, one of FBRIM's executive officers, served as a director of Building One until June 30, 1999. On May 11, 1999, Building One announced the results of a self tender offer that expired on April 29, 1999. Pursuant to Building One's tender offer, the Company sold 297,341 of its Building One common shares for a price of $22.50 per share, or $6.7 million. The Company sold an additional 67,800 shares of Building One during the first quarter 2000 on the open market at an average price of $9.78 per share. The Company retained 124,858 shares of Building One's common stock, which was converted into 168,573 shares of the common stock of Encompass Service Corporation in a merger at an exchange ratio of 1.25 to 1. The closing price of Encompass Service Corporation's common stock on April 24, 2000, was $4.69 per share.

  . Friedman, Billings, Ramsey & Co., Inc. was the lead underwriter in February 1998 of an initial public offering by Capital Automotive REIT of 20 million shares at a public offering price of $15 per share. The underwriting discount was 7%. In a privately negotiated transaction that closed at the same time, the Company purchased from Capital Automotive 1,792,115 shares for $25 million, or $13.95 per share. William R. Swanson, one of the Company's directors and executive officers, is a director of Capital Automotive. The closing price of shares of Capital Automotive common stock on April 24, 2000, was $13.00 per share.

  . Friedman, Billings, Ramsey & Co., Inc. was the lead underwriter in April 1998 of an initial public offering by Chastain Capital Corporation of 7,380,000 common shares at a public offering price of $15 per share. The underwriting discount was 7%. In a privately negotiated transaction that closed at the same time, the Company purchased from Chastain 700,000 shares for $9,765,000, or $13.95 per share. In the fourth quarter of 1998, the Company recorded a charge to operations in the amount of $6,615,000 to reflect management's determination that the decline in the value of Chastain's stock was other than temporary. On May 14, 1999, Chastain announced that its board of directors had voted to sell all of Chastain's assets, either through a plan of liquidation or through a sale of the company. On December 15, 1999, the Company received a liquidating distribution from Chastain in the amount of $5,215,000. The Company sold its remaining position in Chastain during the first quarter of 2000 on the open market at an average price of $0.87 per share.

  . In June 1998, Friedman, Billings, Ramsey & Co., Inc. entered into an agreement with Kennedy-Wilson Inc. to underwrite an offering of common shares of Kennedy-Wilson to obtain capital for the expansion of its business. At the same time, the Company loaned Kennedy-Wilson $10 million at an interest rate of 12% per annum that was due and payable in December 1998 and entitled the Company to five-year warrants to acquire 131,096 shares of Kennedy-Wilson stock at a price of $7.5526 per share. In December 1998, Kennedy-Wilson paid $2.5 million in principal on the loan, and the term of the $7.5 million balance was extended to June 3, 1999, at an interest rate of 17% per annum. The entire outstanding balance of this loan was repaid from the proceeds of an equity offering by Kennedy-Wilson underwritten by Friedman, Billings, Ramsey & Co., Inc., with a 7% underwriting discount, on May 17, 1999. The closing price of shares of Kennedy-Wilson common stock on April 24, 2000, was $4.81 per share.

  . On June 30, 1998, the Company purchased 520,000 common shares of East-West Bancorp, Inc. from selling shareholders for a purchase price of $5.2 million, or $10 per share, in a $237.8 million private transaction. FBR acted as placement agent in the transaction and for its services received a private placement fee equal to 7%. The Company sold its position in East-West Bancorp, Inc. during the third and fourth quarters of 1999 at an average price of $11.52 per share.

The Management Agreement

The Company and FBRIM entered into a Management Agreement on December 17, 1997, which expired and was renewed for an additional 12 month term and amended on December 17, 1999. FBRIM performs portfolio management services on behalf of the Company. Such services include among others:

  .  consulting with the Company on purchase and sale opportunities,

  . collection of information and submission of reports pertaining to the Company's assets, and

  . periodic review and evaluation of the performance of the Company's portfolio of assets.

FBRIM previously engaged BlackRock Financial Management, Inc. ("BlackRock"), a subsidiary of The PNC Financial Services Group, Inc. which owns 4.9% of the outstanding common stock of FBR Group, to advise it on the management of the Company's mortgage portfolio. As compensation for rendering services, BlackRock was entitled to share the management fees of FBRIM, calculated based on the average gross asset value managed by BlackRock, with a minimum annual fee of $100,000 payable quarterly. FBRIM terminated its agreement with BlackRock on February 14, 2000 and entered into a new agreement with Fixed Income Discount Advisory Company, Inc. ("FIDAC") at that time to manage the Company's mortgage portfolio as a sub-advisor. FBRIM may enter into subcontracts with other parties, including affiliates of FBR Group, to provide other services to the Company.

The Management Fee

Base Management Fee

FBRIM is entitled to receive a quarterly base management fee equal to the sum of:

  . 0.25% per annum of the average book value of the Company's mortgage assets during each calendar quarter, and

  . 0.75% per annum of the average book value of the remainder of the Company's invested assets during each calendar quarter.

FBRIM also received options to purchase 1,021,900 shares of the Company's common stock at $20 per share. The estimated value of these options is $909,492, based on a discounted Black-Scholes valuation, and was amortized over the initial term of the Management Agreement. FBRIM assigned options to acquire 51,045 shares to BlackRock in connection with the Company's previous engagement of BlackRock as a sub-adviser. In addition, FBRIM agreed to the rescission of options to purchase 155,000 common shares in connection with the establishment of the Company's stock incentive plan.

Incentive Compensation

FBRIM is also entitled to receive incentive compensation based on the Company's performance. For each calendar quarter, FBRIM is entitled to receive 25% of the "Incentive Calculation Amount" for the 12 month period ending with the end of that calendar quarter.

The "Incentive Calculation Amount" for any 12 month period means an amount equal to the product of

  (A) 25% of the dollar amount by which

      (1) (a) the Company's Funds from Operations (before the incentive fee) per share of common stock, based on the weighted average number of shares outstanding, (b) plus gains or minus losses from debt restructuring and sales of property per share, based on the weighted average number of shares outstanding, exceed

      (2) an amount equal to (a) the weighted average of the price per share at the initial offering price ($20) and the price per share at any secondary offerings by the Company multiplied by (b) the 10-Year U.S. Treasury Rate plus five percent per annum, multiplied by

  (B) the weighted average number of common shares outstanding during the applicable period.

"Funds from Operations" as defined by the National Association of Real Estate Investment Trusts means net income computed in accordance with generally accepted accounting principles, excluding gains or losses from debt restructuring and sales of property, plus depreciation and amortization on real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. Funds from Operations does not represent cash generated from operating activities in accordance with generally accepted accounting principles and should not be considered as an alternative to net income as an indication of the Company's performance or to cash flows as a measure of liquidity or ability to make distributions.

As used in calculating FBRIM's compensation, the term "10-Year U.S. Treasury Rate" means the arithmetic average of the weekly average yield to maturity for actively traded current coupon U.S. Treasury fixed-rate securities, adjusted to constant maturities of ten years, published by the Federal Reserve Board during a quarter. The average 10-Year U.S. Treasury Rate for the year ended December 31, 1999, was 5.65%.

No incentive compensation had been earned by FBRIM as of December 31, 1999.

STOCK OPTIONS

The Company has adopted the FBR Asset Investment Corporation Stock Incentive Plan that provides for the grant of both tax-qualified incentive stock options and non-qualified stock options. The Company's Board of Directors, or a committee appointed by the Board, administers the stock incentive plan, which is designed to promote the success and enhance the value of the Company by linking the interests of those who provide services to the Company with the interests of the Company's shareholders, and by providing those persons with an incentive for outstanding performance. The stock incentive plan is further intended to provide flexibility to the Company in its ability to motivate, attract and retain persons upon whose judgment, interest, and special efforts the Company's successful operation is largely dependent.

Officers, employees, and directors of the Company and FBR, as well as other persons who provide services to the Company, are eligible to participate in the stock incentive plan. The Board of Directors or a committee of the Board of Directors determines which officers, employees, and service providers will participate in the plan and sets the terms of these persons' awards.

The stock incentive plan provides that the total number of shares of common stock available for issuance under the plan may not exceed 155,000 shares. The options granted under the stock incentive plan will be exercisable in whole or in part at any time before December 17, 2007, at an option price of $20 per share. A participant exercising an option may pay the exercise price in full in cash or by forfeiting options with a value equal to the exercise price of the exercised option, or, if approved by the Board of Directors, with previously acquired shares of common stock, or a combination of the foregoing.

The Company's Board of Directors may at any time terminate, amend, or modify the stock incentive plan; provided that no termination, amendment, or modification may impair the rights of award holders, and no amendment may be made without shareholders' approval to the extent such approval is required by law or stock exchange rules.

On May 28, 1999, the Company's Board of Directors granted options to acquire an aggregate of 155,000 shares of the Company's common stock to persons it deemed to be key personnel. Information about the grants is set forth in the following table:

                              Individual Grants
                         ---------------------------
                                                                           Potential Realizable Value
                          Number of     % of Total                         at Assumed Annual Rates of
                            Shares       Options                          Stock Price Appreciation for
                          Underlying    Granted to   Per Share                  Option Term(/1/)
                           Options    Individuals in Exercise  Expiration -----------------------------
      Name               Granted(/2/)  Fiscal Year     Price      Date                        10%
      ----               ------------ -------------- --------- ----------      5%       ---------------
Stephen D. Harlan.......    15,000         9.68%        $20     12/17/07  $      17,169 $       182,082
Russell C. Lindner......    15,000         9.68%        $20     12/17/07  $      17,169 $       182,082
William R. Swanson......   100,000        64.51%        $20     12/17/07  $     114,460 $     1,213,883
Elaine M. Clancy........    25,000        16.13%        $20     12/17/07  $      28,615 $       303,471

--------
(/1/) The amounts shown as potential realizable value on options are based on assumed amortized rates of appreciation in the price of the Company's common stock of 5% and 10% over the term of the options, as required by the rules of the SEC. Actual gains, if any, on the stock option exercises are dependent on future performance of the common stock. There can be no assurance that the potential realizable values reflected in this table will be realized.
(/2/) All options are fully vested.

EXECUTIVE COMPENSATION

The Company does not have any employees. The Company is managed by FBRIM pursuant to the Management Agreement between the Company and FBRIM. All of the Company's executive officers are employees of FBR Group or one or more of its affiliates. The Company has not paid, and does not intend to pay, any annual compensation to its executive officers.

PERFORMANCE GRAPH

The following graph compares the change in the Company's shareholder cumulative total return on the common stock for the period September 29, 1999, which was the first day the Company's common stock actually traded on the American Stock Exchange, through December 31, 1999, with the changes in the Standard & Poor's 500 Stock Index and the Morgan Stanley REIT Index for the same period, assuming a base share price of $100 for the common stock and each index for comparative purposes. Total return equals appreciation in stock price plus dividends paid, and assumes that all dividends are reinvested. The information herein has been obtained from sources believed to be reliable, but neither its accuracy nor its completeness is guaranteed. The performance graph is not necessarily indicative of future investment performance.

The Company's common stock was originally issued on December 11, 1997, in a private placement of 10,415,827 shares at a purchase price of $20.00 per share. Based on market conditions in the public REIT sector, the Board of Directors authorized a stock repurchase program on September 8, 1998. From that date through September 28, 1999, the Company repurchased 3,303,991 shares of its common stock at an average price of $13.01 per share. From September 29, 1999 through December 31, 1999, the Company repurchased 1,305,500 shares of its common stock at an average price of $13.96 per share.

                            [GRAPH]
                FBR Asset Investment Corporation
                FBR      Morgan Stanley   S&P 500
Date          Indexed      Reit Index      Reinv
9/29/99         100            100          100
Sep-99           96            101          101
Oct-99           97             99          107
Nov-99          117             97          109
Dec-99          126            100          115

ANNUAL REPORT TO SHAREHOLDERS

The Company's Annual Report on Form 10-K is enclosed with this Proxy Statement.

SHAREHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

A shareholder who wishes to introduce a proposal for consideration at the Company's 2001 annual meeting of shareholders may seek to have that proposal included in the Company's proxy statement pursuant to U.S. Securities and Exchange Commission ("SEC') Rule 14a-8. To qualify for this, the proposal must be submitted to the Company not later than December 29, 2000, and must satisfy the other requirements of Rule 14a-8. The submission of a shareholder proposal does not guarantee that it will be included.

A shareholder may otherwise propose business for consideration or nominate persons for election to the Board of Directors in compliance with applicable state law and the Company's Bylaws. The Company's Bylaws provide that a proposal or nomination must be in writing and must be delivered to the Secretary of the Company at its executive offices by personal delivery or United States mail not later than 90 days in advance of the 2001 annual meeting. Any such notice must satisfy the other requirements with respect to such proposals and nominations contained in the Company's Bylaws. If a shareholder fails to meet the deadlines specified by SEC Rule 14a-8 and the Company's Bylaws or fails to comply with the requirements of SEC Rule 14a-4, the Company may exercise discretionary voting authority under proxies it solicits to vote on any such proposal.

OTHER MATTERS

The Board of Directors knows of no other business to be brought before the annual meeting. If any other matters properly comes before the annual meeting, the proxies will be voted on such matters in accordance with the judgment of the persons named as proxies therein, or their substitutes, present and acting at the meeting.

The expenses of preparing, printing and assembling the materials used in the solicitation of proxies will be borne by the Company. In addition to the solicitation of proxies by use of the mails, the Company may utilize the services of certain officers and employees of FBR Group or its affiliates (who will receive no compensation therefor in addition to their regular salaries) to solicit proxies personally and by mail, telephone and facsimile from brokerage houses and other stockholders. The Company will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding proxy materials to beneficial owners of the Company's common stock. Also, the Company has retained D.F. King & Co., Inc. to aid in the solicitation of proxies. D.F. King & Co., Inc. will receive a fee and reimbursement of expenses estimated not to exceed $4,500 in the aggregate, all of which will be paid by the Company.

No person is authorized to give any information or to make any representation not contained in this Proxy Statement, and, if given or made, such information or representation should not be relied upon as having been authorized. This Proxy Statement does not constitute the solicitation of a proxy, in any jurisdiction, from any person to whom it is unlawful to make such proxy solicitation in such jurisdiction. The delivery of this Proxy Statement shall not, under any circumstances, imply that there has not been any change in the information set forth herein since the date of the Proxy Statement.

--------------------------------------------------------------------------------

                       FBR ASSET INVESTMENT CORPORATION

                                 Potomac Tower
                         1001 Nineteenth Street North
                           Arlington, Virginia 22209
--------------------------------------------------------------------------------
                                Revocable Proxy
--------------------------------------------------------------------------------
                        ANNUAL MEETING OF SHAREHOLDERS
                                 JUNE 15, 2000

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF FBR ASSET INVESTMENT CORPORATION FOR USE ONLY AT THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 15, 2000, AND ANY ADJOURNMENTS THEREOF.

The undersigned hereby appoints Kurt R. Harrington, Mary A. Sheehan, John M. Blassingame or any one of them, with full power of substitution in each, proxies (and if the undersigned is a proxy, substitute proxies) to vote all common stock of the undersigned in FBR Asset Investment Corporation (the "Company") at the Annual Meeting of Shareholders to be held at the Key Bridge Marriott Hotel 1401 Lee Highway, Arlington, Virginia, on Thursday, June 15, 2000 at 10:00 a.m., and at any adjournments thereof.

           PLEASE MARK, DATE AND SIGN THIS PROXY ON THE REVERSE SIDE

--------------------------------------------------------------------------------

                        Please date, sign and mail your
                     proxy card back as soon as possible!

                        Annual Meeting of Shareholders
                       FBR ASSET INVESTMENT CORPORATION

                                 JUNE 15, 2000

                                          Please Detach and Mail in the Envelope Provided
------------------------------------------------------------------------------------------------------------------------------------
A [X] Please mark your
      vote as in this
      example.

                           WITHHOLD
                          AUTHORITY
       FOR NOMINEES     TO VOTE FOR ALL
      LISTED AT RIGHT   NOMINEES LISTED
                                                                                                           FOR    AGAINST   ABSTAIN
1.ELECTION OF [_]           [_] NOMINEES:    Eric F. Billings    2. PROPOSAL TO RATIFY THE APPOINTMENT     [_]     [_]       [_]
  DIRECTORS                                  Emanuel J. Friedman    OF ARTHUR ANDERSEN LLP AS INDEPENDENT
                                             Stephen D. Harland     AUDITORS FOR THE FISCAL YEAR ENDED
(INSTRUCTION: To withhold authority to vote  Russell C. Lindner     DECEMBER 31, 2000
for any individual nominee, strike a line    William R Swanson
through the nominee's name on the list at                        3. In their discretion, the proxies (and if the undersigned is a
right)                                                              proxy, any substitute proxies) are authorized to vote upon such other business as may properly come before the meeting or any adjournments thereof.

                                                                 This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the election of each nominee for director and FOR ratification of the appointment of the Company's independent auditors.

                                                                 PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY, USING
                                                                 THE ENCLOSED ENVELOPE.

                                                                                          PLEASE MARK HERE IF YOUR ADDRESS HAS
                                                                                      CHANGED AND NOTE CORRECTION BELOW:      [_]



     Signature_________________________________________Title____________________________________Dated________________________, 2000

     NOTE:   Please sign name exactly as it appears above. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by a duly authorized officer. If a partnership, please sign in partnership name by authorized person.
------------------------------------------------------------------------------------------------------------------------------------